Exhibit 3.5
                       FORM OF CERTIFICATE OF DESIGNATION

                            SERIES A PREFERRED STOCK
                                       of
                          HYDROGEN ENGINE CENTER, INC.

         The following constitutes the designation of the Series A Preferred Stock of Hydrogen Engine Center, Inc. (the "Company") as adopted by the Board of Directors effective as of September 29, 2006 pursuant to the Nevada Profit Corporations Act.

1        1.       DESIGNATION AND NUMBER

         1.1 This series of the Company's $0.001 par value preferred stock ("Preferred Stock") shall be represented by a single series designated as the Series A Preferred Stock (the "Series A Preferred Stock"). The number of shares constituting the Series A Preferred Stock shall be 1,000,000, which number may be decreased from time to time, but not increased, by the vote of the Board of Directors.

          1.2 Capitalized terms used herein and not otherwise defined shall have the meanings set forth below.

                  1.2.1 "Common Stock" means the Common Stock, $0.001 par value per share, of the Company, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

                  1.2.2 "Person" means any individual, firm, corporation, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

2. RANKING The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank in relation to all other equity securities of the Company and any other series or class of the Company's preferred or common stock, now or hereafter authorized, in accordance with the provisions of this Certificate.

3. DIVIDENDS AND DISTRIBUTIONS

         3.1 Holders of the Series A Preferred will be entitled to dividends at the same rate as the Common when and as declared on the Common, on an as-converted basis.

4. VOTING RIGHTS In addition to any voting rights provided by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

         4.1 Each share of Series A Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at each special and annual meeting of stockholders, on all matters voted on by holders of Common Stock, voting together as a single class with the holders of the Common Stock and with holders

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of all other  shares  entitled to vote  thereon.  With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast assuming that such shares of Series A Preferred Stock had been converted, on the record date for determining the stockholders of the Company eligible to vote on any such matters, into the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible as provided in Section 7.

         4.2 Subject to the rights of any series of Preferred Stock which may from time to time come into existence, so long as shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 50% of the then outstanding shares of Series A Preferred Stock, voting as a single class, modify adversely or waive any of the rights, preferences or privileges of the shares of Series A Preferred Stock described herein.

5. REDEMPTION The Company shall not have any right or obligation to redeem any shares of Series A Preferred Stock.

6. LIQUIDATION, DISSOLUTION OR WINDING UP

         6.1 In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, before any distribution or payment is made to any holder of Common Stock, the holders of shares of Series A Preferred Stock shall first be entitled to be paid in full in an amount equal to (i) $3.25 per share of Series A Preferred Stock outstanding (subject to adjustments for subdivisions, stock splits, combinations of shares or recapitalizations) plus
(ii) an amount equal to all declared but unpaid dividends on such Shares with respect to each share of Series A Preferred Stock.

         6.2 If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

         6.3 If, in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of Series A Preferred Stock shall have been paid in full the amounts to which they are entitled, the remaining net assets of the Company shall be distributed ratably to the holders of Common Stock.

         6.4 The consolidation or the merger of the Company with or into any other Person or the sale or other distribution to another Person of all or substantially all the assets, property or business of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 6.

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7.       CONVERSION TO COMMON STOCK

         7.1 Right to Convert/Automatic Conversion. Commencing on the date of issue, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock in accordance with this Section 7. On the date that is 12 months from the date of issue, the shares of Series A Preffered Stock shall automatically convert, without any action on the part of the holder, into fully paid and nonassessable shares of Common Stock in accordance with this Section 7.

         7.2 Number of Shares of Common Stock Issuable upon Conversion. The number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock shall be determined by dividing $3.25 by the Conversion Price then in effect. The Initial Conversion Price shall be $3.25.

         7.3      Antidilution Adjustments.

                  7.3.1 Subdivision, Combination or Reclassification of Common Stock. If the Company shall, at any time or from time to time, (1) subdivide the outstanding Common Stock, (2) combine the outstanding Common Stock into a smaller number of shares, or (3) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each such case, the Conversion Price in effect at the time of the effective date of such subdivision, combination or reclassification shall be adjusted to that price which will permit the number of shares of Common Stock into which the Series A Preferred Stock may be converted to be increased or reduced in the same proportion as the number of shares of Common Stock is increased or reduced in connection with such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

                  7.3.2 Issuance of Common Stock Below Conversion Price. If the Company shall, at any time or from time to time, directly or indirectly, sell or issue shares of Common Stock, at a price per share of Common Stock lower than the Conversion Price per share of the Series A Preferred Stock in effect immediately prior to such sale or issuance (the "New Issue Price"), then the Conversion Price shall be reduced to a price equal to the New Issue Price. For purposes of this Section 7.3 "Common Stock" shall include all shares of Common Stock into which rights, options, warrants or convertible or exchangeable securities may be converted or exchanged, excluding shares issued or issuable as contemplated by Section 7.3.5 below. The New Issue Price shall be determined by dividing (x) the total consideration received or receivable by the Company in consideration of the sale or issuance of such shares of Common Stock, by (y) the total number of shares of Common Stock covered by such issuance.

         If the Company shall sell or issue shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "price per share of Common Stock" and the consideration received by the Company for purposes of the first sentence and the immediately preceding sentence


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         of this  Section  7.3.2,  the  fair  value  of such  property  shall be determined in good faith by the Board of Directors of the Company. The determination of whether any adjustment is required under this Section
         7.3.2 by reason of the sale and issuance of rights, options, warrants, or convertible or exchangeable securities and the amount of such adjustment, if any, shall be made only at the time of such issuance or sale and not at the subsequent time of issuance or sale of Common Stock upon the exercise of such rights to subscribe or purchase.

                  7.3.3 Adjustment for Other Dilutive Events. If any event shall occur as to which the provisions of Sections 7.3.1 or 7.3.2 are not strictly applicable but, in the opinion of the Board of Directors determined in good faith, the failure to make any adjustment to the Conversion Price would not fairly protect the conversion rights of the holders of Series A Preferred Stock in accordance with the essential intent and principles of such sections, then, in each such case, the Company shall make an adjustment to the Conversion Price, if necessary, on a basis consistent with the essential intent and principles established in Sections 7.3.1 or 7.3.2, necessary to preserve, without dilution, the conversion rights of the holders of Series A Preferred Stock.

                  7.3.4 Fractional Shares. Notwithstanding any other provision of this Certificate, the Company shall not be required to issue fractions of shares upon conversion of any shares of Series A Preferred Stock or to distribute certificates which evidence fractional shares. In lieu of fractional shares, the Company shall pay therefor, at the time of any conversion of shares of Series A Preferred Stock as herein provided, an amount in cash equal to such fraction multiplied by the fair market value of a share of Common Stock on such date, as determined in good faith by the Board of Directors of the Company.

                  7.3.5. Certain Issues of Common Shares Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Conversion Price in the case of the grant of options to purchase or the issuance by the Company of Common Stock to employees, directors and consultants of the Company, or any subsidiary, pursuant to any stock option or stock purchase plan adopted by the Board of Directors of the Company for the benefit of the Company's employees, consultants and directors.

         7.4 Reorganization, Reclassification and Merger Adjustment. If there occurs any capital reorganization or any reclassification of the Common Stock of the Company, the consolidation or merger of the Company with or into another Person (other than a merger or consolidation of the Company in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding shares of its Common Stock) or the sale or conveyance of all or substantially all of the assets of the Company to another Person, then each share of Series A Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Company upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of that number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the


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Company) shall be made to assure that the provisions set forth herein (including provisions with respect to changes in, and other  adjustments of, the Conversion
Price)  shall  thereafter  be  applicable,   as  nearly  as  reasonably  may  be
practicable,   in  relation  to  any  securities  or  other  assets   thereafter
deliverable upon the conversion of the Series A Preferred Stock.

         7.5 Mechanics of Optional Conversion. The option to convert shall be exercised by surrendering for such purpose to the Company, at the principal office of the Company, duly endorsed in blank or accompanied by proper instruments of transfer, and at the time of such surrender, the Person in whose name any certificate for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Company shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

         7.6 Reservation of Common Stock. The Company shall at all times reserve and keep available for issuance upon the conversion of the shares of Series A Preferred Stock, the maximum number of its authorized but unissued shares of Common Stock sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

         7.7 No Conversion Charge or Tax. The issuance and delivery of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holder of shares of Series A Preferred Stock for any issue or transfer, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Company.

8.       NOTICE OF CERTAIN EVENTS

         8.1 Notice. Prior to taking any of the following actions, the Company shall mail to each holder of shares of Series A Preferred Stock at such holder's address as it appears on the transfer books of the Company, a written notice of such proposed action.

                  8.1.1 to declare or pay any dividend payable in stock of any class to the holders of Common Stock or to make any other distribution to the holders of Common Stock,

                  8.1.2 to offer to the holders of Common Stock, as a class, rights or warrants to subscribe for or to purchase any additional shares of Common Stock or shares of stock of any class or any other securities, rights or options,

                  8.1.3    to effect any reclassification of its Common Stock,

                  8.1.4 to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of the property, assets or business of the Company which would, if consummated adjust the Conversion Price or the securities issuable upon conversion of shares of Series A Preferred Stock, or

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                  8.1.5 to effect the liquidation,  dissolution or winding up of the Company.

         8.2 Contents. The written notice required by Section 8.1 shall specify:

                  8.2.1 the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of shares of Common Stock or record to be entitled to such dividend, distribution or rights are to be determined, or

                  8.2.2 the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective, and such notice shall be so given as promptly as possible but in any event at least ten (10) business days prior to the applicable record, determination or effective date, specified in such notice.

         IN WITNESS WHEREOF, this Certificate of Designation of Series A Preferred Stock has been executed on behalf of the Company on this 29th day of September, 2006.


                          HYDROGEN ENGINE CENTER, INC.



                          By: /s/ Theodore G. Hollinger
                              --------------------------------
                              Theodore G. Hollinger, President


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